Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys, Inc.

We consent to the use of our reports dated March 14, 2006, with respect to the consolidated balance sheets of Amedisys, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated income statements, statements of stockholders’ equity, and statements of cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31,2005, incorporated herein by reference and to reference to our firm under the heading “Experts” in the Registration Statement filed October 27, 2006.

Our report dated March 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that Amedisys, Inc. excluded from its assessment of the effectiveness of Amedisys, Inc.’s internal control over financial reporting as of December 31, 2005, the Company’s 2005 acquisitions as listed in note 2 to the consolidated financial statements. The Company’s acquisitions comprised 22.2% of total net service revenue, 23.6% of total operating expenses (combination of cost of service revenue and total general and administrative expenses) and 13.0% of total operating income for the year ended December 31, 2005.

/s/ KPMG LLP

Baton Rouge, Louisiana

October 26, 2006